Contact: Stephen H. Gordon Christopher G. Hagerty	Chairman & CEO EVP & CFO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ISSUES $7.5 MILLION OF
TRUST PREFERRED SECURITIES

IRVINE, CA – June 3, 2004 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today the issuance of $7.5 million of trust preferred securities through CCB Capital Trust VII, an unconsolidated special purpose business trust formed for the purpose of this offering. The Company received net cash proceeds of $7.5 million, which will be used for general corporate purposes, including the repurchase of outstanding shares of the Company’s common stock, as previously announced. These capital securities, which mature in 30 years and are callable beginning in 5 years, reset quarterly and bear interest at a rate equal to the three-month LIBOR index plus a margin of 2.50%, initially set at a pretax interest cost of 3.79%.

The Company, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. The Company was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Riverside, Irvine, and La Jolla, CA, and plans to open banking offices in Malibu, California in June 2004, Beverly Hills, California in the summer of 2004, and Newport Coast, California in 2005. On January 27, 2004, the Company announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.8 billion of deposits and 15 branches at March 31, 2004. The acquisition has received all necessary shareholder and regulatory approvals and is expected to close on June 4, 2004.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.